Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 22, 2016, with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of Telenav, Inc. on Form 10-K for the year ended June 30, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Telenav, Inc. on Form S-8 (File No. 333-206546, effective August 24, 2015; File No. 333-198317, effective August 22, 2014; File No. 333-195815, effective May 8, 2014; File No. 333-190901, effective August 30, 2013; File No. 333-184638, effective October 29, 2012; File No. 333-183787, effective September 7, 2012; File No. 333-176773, effective September 9, 2011; and File No. 333-166780, effective May 13, 2010).

/s/ GRANT THORNTON LLP
San Jose, California August 22, 2016